Investor Contact: Melanie Skijus
Graphic Packaging Holding Company
770-240-8542
Melanie.Skijus@graphicpkg.com

Graphic Packaging Holding Company Reports Fourth Quarter and Full Year 2019 Results.
Announces Initial $250 Million Acquisition of International Paper’s Minority Ownership Interest in Partnership, Settlement of Approximately $900 Million in U.S. Pension Plan Obligations and
$40 Million Acquisition of a Folding Carton Facility from Quad/Graphics, Inc.

2019 Highlights
•Net Sales were $6,160.1 million versus $6,029.4 million in the prior year period.
•Earnings per Diluted Share were $0.70 versus $0.71 in the prior year period.
•Adjusted Earnings per Diluted Share were $0.87 versus $0.81 in the prior year period.
•Net Income was $206.8 million versus $221.1 million in the prior year period.
•Adjusted EBITDA was $1,029.9 million versus $971.0 million in the prior year period.
•Introduced Vision 2025, focused on long-term goals for the Company, including a shift to 100 to 200 basis points of sustainability supported net organic volume growth.
•Fully integrated the SBS mill and foodservice assets; achieved run-rate synergies of $75 million at year-end.
•Announced and started execution of a $600 million transformational investment in a new coated recycled paperboard (CRB) machine to achieve best-in-class quality and lowest cost production in the industry.
•Completed the acquisition of Artistic Carton Company for $53 million.
•Returned $242 million to stakeholders through dividends, distributions and share repurchases.
Announcements
•Acquiring initial $250 million of International Paper’s minority ownership interest in partnership.
•Settling approximately $900 million in pension obligations related to largest U.S. pension plan.
•Acquiring folding carton facility from Quad/Graphics, Inc. for $40 million.

(ATLANTA, GA, Jan 28, 2020) Graphic Packaging Holding Company (NYSE:GPK), (the “Company” or “Graphic Packaging”), a leading provider of packaging solutions to food, beverage, foodservice, and other consumer products companies, today reported Net Income for fourth quarter 2019 of $33.0 million, or $0.11 per share, based on 291.7 million weighted average diluted shares. This compares to fourth quarter 2018 Net Income of $47.5 million, or $0.15 per share, based on 306.8 million weighted average diluted shares.
Fourth quarter 2019 Net Income was impacted by a net $34.0 million of special charges, including a non-cash pension plan settlement charge, that are detailed in the Reconciliation of Non-GAAP Financial Measures table attached. When adjusting for these charges, Adjusted Net Income for the fourth quarter of 2019 was $67.0 million, or $0.23 per diluted share. This compares to fourth quarter 2018 Adjusted Net Income of $69.4 million, or $0.23 per diluted share.
For the full year 2019, Net Income was $206.8 million, or $0.70 per share, based on 294.8 million weighted average diluted shares. This compares to 2018 Net Income of $221.1 million, or $0.71 per share, based on 310.1 million weighted average diluted shares.
Full year 2019 Net Income was impacted by a net $48.9 million of special charges that are detailed in the attached Reconciliation of Non-GAAP Financial Measures table. When adjusting for these items, Adjusted Net Income for full year 2019 was $255.7 million, or $0.87 per diluted share. This compares to Adjusted Net Income for the full year of 2018 of $251.3 million, or $0.81 per diluted share.
Michael Doss, the Company’s President and CEO said, “We are very pleased with our performance and execution in 2019, as well as the positive momentum we have entering 2020. In 2019, we continued to build on our paperboard packaging leadership position by investing in our operations and in our people, successfully executing strategic M&A, capturing performance gains and setting the stage for net organic volume growth. Full year 2019 Adjusted EBITDA increased 6.1% to $1.03 billion, driven primarily by pricing actions and our performance initiatives. We expect to generate 100 to 200 basis points of sustainability supported net organic volume growth in 2020, driven by conversion of new and existing customers to our paperboard packaging solutions. Graphic Packaging is well-positioned to achieve another year of improved profitability and growth.”

Initial $250 Million Acquisition of International Paper’s Minority Interest in Partnership
Graphic Packaging Holding Company announces today that International Paper has notified the Company of its intent to begin the process of reducing its ownership interest in Graphic Packaging International Partners, LLC (the “Partnership”). Per the agreement between the parties, Graphic Packaging will purchase approximately 15.1 million partnership units from International Paper for $250.0 million. As a result, International Paper’s ownership interest in the Partnership will decrease from approximately 21.6% to 18.3%. The purchase will be funded with a draw on Graphic Packaging’s domestic revolving credit facility. At the end of 2019, the Company had availability under the domestic revolving facility in excess of $1.4 billion. International Paper has the contractual right to continue to reduce its minority ownership interest in the Partnership every 180 days with the next potential transaction date in July 2020, subject to modification by the parties.
Michael Doss added, “Our strong cash flow generation and healthy balance sheet provide us the flexibility to purchase the initial $250 million of minority interest from International Paper. The 2018 transaction with International Paper has successfully created value for our customers and stakeholders while building a leading integrated paperboard packaging platform. We appreciate the confidence International Paper placed in us to build and grow the business. The transaction significantly increased our addressable market and vertical integration opportunities, while accelerating our presence in fiber-based packaging solutions.”
Settlement of Approximately $900 Million in U.S. Pension Plan Obligations
The Company is also announcing the settlement of approximately $900 million in pension obligations related to its largest U.S. pension plan. The benefit obligations will be settled through a combination of lump sum payments made in the fourth quarter of 2019 to plan participants electing such payments and the purchase of a group annuity contract to transfer the remaining pension benefit obligations to an annuity provider in the first quarter of 2020. The Company took a non-cash settlement charge of $39.2 million in the fourth quarter of 2019 related to the lump sum payments. The Company anticipates taking a non-cash settlement charge of approximately $150 million in the first quarter of 2020 related to the transfer of the liability to the annuity provider.

$40 Million Acquisition of a Folding Carton Facility from Quad/Graphics, Inc.
Finally, the Company announces that it has reached an agreement to acquire a folding carton facility from Quad/Graphics, Inc. for $40.0 million, subject to standard closing conditions. The approximately 400,000 square foot converting facility is strategically located in Omaha, Nebraska, close to many existing food, beverage and industrial customers. The business generates approximately $75 million in revenue, consumes roughly 40,000 tons of paperboard, and is expected to generate approximately $7 million in annualized EBITDA including synergies over the next 24 months. The anticipated close date for the transaction is January 31st.
Operating Results
Net Sales
Net Sales increased 0.7% to $1,519.8 million in the fourth quarter of 2019, compared to $1,509.3 million in the prior year period. The $10.5 million increase was driven by $25.5 million of higher pricing partially offset by $10.8 million of unfavorable volume/mix and $4.2 million of unfavorable foreign exchange.
Net Sales increased 2.2% to $6,160.1 million for the full year 2019, compared to $6,029.4 million in the prior year period. The $130.7 million increase was driven by $131.2 million of higher pricing and $50.2 million of improved volume/mix related primarily to acquisitions. These benefits were partially offset by $50.7 million of unfavorable foreign exchange.
Attached is supplemental data highlighting Net Tons Sold by quarter for 2019 and 2018.

EBITDA
EBITDA for the fourth quarter of 2019 was $205.6 million, a decline of $5.0 million from the fourth quarter of 2018. After adjusting both periods for charges associated with business combinations and other special charges, primarily the pension plan settlement charge in 2019 and the extended Augusta mill outage charge in 2018, Adjusted EBITDA increased $10.7 million to $258.8 million in the fourth quarter of 2019 from $248.1 million in the fourth quarter of 2018. When comparing against the prior year quarter, Adjusted EBITDA in the fourth quarter of 2019 was positively impacted by $25.5 million of higher pricing, $5.7 million in deflation (primarily in secondary fiber and energy), $4.8 million in improved net operating performance and $1.6 million of favorable foreign exchange. These benefits were partially offset by $15.4 million of unfavorable volume/mix and $11.5 million of other inflation (primarily labor and benefits).
EBITDA for the full year 2019 was $952.0 million, or $43.9 million higher than the full year 2018. After adjusting both periods for business combinations and other special charges, Adjusted EBITDA increased 6.1% to $1,029.9 million in the full year 2019 from $971.0 million in the full year 2018. When comparing against the prior year, Adjusted EBITDA in 2019 was positively impacted by $131.2 million of higher pricing and $37.9 million of improved net operating performance. These benefits were partially offset by $46.4 million in other inflation (primarily labor and benefits), $32.7 million of commodity input cost inflation (primarily wood and external board), $22.0 million of unfavorable volume/mix and $9.1 million of foreign exchange.
Other Results
Net Cash Provided by Operating Activities was $665.8 million for the full year 2019, compared to a Net Cash Use of $373.8 million during the full year 2018. Adjusting for the new GAAP guidelines related to the classification of certain cash receipts and payments associated with our receivables securitization and sale programs and the cash payments associated with special charges, Adjusted Net Cash Provided by Operating Activities was $880.4 million for the full year 2019, compared to $814.5 million for the full year 2018. Adjusted Cash Flow was $527.5 million for the full year 2019, compared to $468.7 million for the full year 2018.

Total Debt (Long-Term, Short-Term and Current Portion) decreased $130.0 million during the fourth quarter of 2019 to $2,872.8 million compared to the third quarter of 2019. Total Net Debt (Total Debt, net of Cash and Cash Equivalents) decreased $234.2 million during the fourth quarter of 2019 to $2,719.9 million compared to the third quarter of 2019. The Company's year-end Net Leverage Ratio was 2.64 times Adjusted EBITDA compared to 2.98 times at the end of 2018.
At December 31, 2019, the Company had available liquidity of $1,710.2 million, including the undrawn availability under its global revolving credit facilities.
Net Interest Expense was $34.2 million in the fourth quarter of 2019, up compared to the $33.6 million reported in the fourth quarter of 2018. For full year 2019, net interest expense was $140.6 million compared to $123.7 million in 2018.
Capital expenditures for the fourth quarter of 2019 were $123.0 million compared to $125.2 million in the fourth quarter of 2018. For full year 2019, capital expenditures were $352.9 million compared to $395.2 million in 2018.
Fourth quarter 2019 Income Tax Expense was $15.4 million, compared to a $13.3 million expense in the fourth quarter of 2018. Full year 2019 Income Tax Expense was $76.3 million compared to a full year 2018 Income Tax Expense of $54.7 million.
Please note that a tabular reconciliation of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted EPS, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow and Total Net Debt.
Earnings Call
The Company will host a conference call at 10:00 a.m. EST today (January 28, 2020) to discuss the results of fourth quarter and full year 2019. The conference call will be webcast and can be accessed from the Investors section of the Graphic Packaging website at www.graphicpkg.com. Participants may also listen via telephone by dialing 800-392-9489 from the United States and Canada, and 706-634-2372 from outside the United States and Canada. Telephone participants are required to provide the conference ID 6976486 and should call at least 10 minutes prior to the start of the conference call.

Forward Looking Statements
Any statements of the Company's expectations in this press release, including but not limited to the timing and terms for the acquisition of Quad/Graphics, Inc., projected organic volume growth and improved profitability, constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives, cost reduction plans, and integration activities, as well as the Company’s debt level, currency movements and other risks of conducting business internationally, the impact of regulatory and litigation matters, including the continued availability of the Company's net operating loss offset to taxable income. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements, except as required by law. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.
About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE: GPK), headquartered in Atlanta, Georgia, is committed to providing consumer packaging that makes a world of difference. The Company is a leading provider of paper-based packaging solutions for a wide variety of products to food, beverage, foodservice, and other consumer products companies. The Company operates on a global basis, is one of the largest producers of folding cartons and paper-based foodservice products in the United States, and holds leading market positions in coated recycled paperboard, coated unbleached kraft paperboard and solid bleached sulfate paperboard. The Company's customers include many of the world's most widely-recognized companies and brands. Additional information about Graphic Packaging, its business and its products is available on the Company's web site at www.graphicpkg.com.

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2019	2018	2019	2018
Net Sales	$1,519.8	$1,509.3	$6,160.1	$6,029.4
Cost of Sales	1,247.5	1,276.6	5,067.5	5,077.0
Selling, General and Administrative	124.0	114.7	511.8	472.1
Other Expense, Net	1.7	3.1	8.8	7.2
Business Combinations, Shutdown and Other Special Charges and Gain on Sale of Assets, Net	13.6	7.4	37.9	14.9
Income from Operations	133.0	107.5	534.1	458.2
Nonoperating Pension and Postretirement Benefit (Expense) Income	(39.4)	2.5	(39.5)	14.9
Interest Expense, Net	(34.2)	(33.6)	(140.6)	(123.7)
Loss on Modification or Extinguishment of Debt	—	—	—	(1.9)
Income before Income Taxes and Equity Income of Unconsolidated Entity	59.4	76.4	354.0	347.5
Income Tax Expense	(15.4)	(13.3)	(76.3)	(54.7)
Income before Equity Income of Unconsolidated Entity	44.0	63.1	277.7	292.8
Equity (Loss) Income of Unconsolidated Entity	(0.1)	0.2	0.4	1.2
Net Income	$43.9	$63.3	$278.1	$294.0
Net Income Attributable to Noncontrolling Interest	(10.9)	(15.8)	(71.3)	(72.9)
Net Income Attributable to Graphic Packaging Holding Company	$33.0	$47.5	$206.8	$221.1

Net Income Per Share Attributable to Graphic Packaging Holding Company — Basic	$0.11	$0.16	$0.70	$0.71
Net Income Per Share Attributable to Graphic Packaging Holding Company — Diluted	$0.11	$0.15	$0.70	$0.71

Weighted Average Number of Shares Outstanding - Basic	290.8	306.2	294.1	309.5
Weighted Average Number of Shares Outstanding - Diluted	291.7	306.8	294.8	310.1

GRAPHIC PACKAGING HOLDING COMPANY
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

In millions, except share and per share amounts	December 31, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and Cash Equivalents	$152.9	$70.5
Receivables, Net	504.5	572.9
Inventories, Net	1,095.9	1,014.4
Other Current Assets	52.3	106.0
Total Current Assets	1,805.6	1,763.8
Property, Plant and Equipment, Net	3,253.8	3,239.7
Goodwill	1,477.9	1,460.6
Intangible Assets, Net	477.3	523.8
Other Assets	275.3	71.3
Total Assets	$7,289.9	$7,059.2

LIABILITIES
Current Liabilities:
Short-Term Debt and Current Portion of Long-Term Debt	$50.4	$52.0
Accounts Payable	716.1	711.6
Other Accrued Liabilities	432.2	408.7
Total Current Liabilities	1,198.7	1,172.3
Long-Term Debt	2,809.9	2,905.1
Deferred Income Tax Liabilities	511.8	462.2
Other Noncurrent Liabilities	407.2	225.3

Redeemable Noncontrolling Interest	304.3	275.8

SHAREHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 1,000,000,000 shares authorized; 290,246,907 and 299,891,585 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	2.9	3.0
Capital in Excess of Par Value	1,876.7	1,944.4
Retained Earnings	56.4	10.0
Accumulated Other Comprehensive Loss	(365.8)	(377.9)
Total Graphic Packaging Holding Company Shareholders’ Equity	1,570.2	1,579.5
Noncontrolling Interest	487.8	439.0
Total Equity	2,058.0	2,018.5
Total Liabilities and Shareholders' Equity	$7,289.9	$7,059.2

GRAPHIC PACKAGING HOLDING COMPANY
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	December 31,
In millions	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$278.1	$294.0
Adjustments to Reconcile Net Income to Net Cash Provided by (Used in) Operating Activities:
Depreciation and Amortization	447.2	430.6
Amortization of Deferred Debt Issuance Costs	4.7	4.4
Deferred Income Taxes	52.7	26.0
Amount of Postretirement Expense Greater (Less) Than Funding	41.5	(4.7)
Gain on the Sale of Assets, net	—	(38.6)
Other, Net	15.1	35.3
Changes in Operating Assets and Liabilities, Net of Acquisitions	(173.5)	(1,120.8)
Net Cash Provided by (Used in) Operating Activities	665.8	(373.8)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(330.9)	(378.8)
Packaging Machinery Spending	(22.0)	(16.4)
Acquisition of Businesses, Net of Cash Acquired	(54.5)	(89.4)
Proceeds Received from Sale of Assets, Net of Selling Costs	—	49.4
Beneficial Interest on Sold Receivables	343.6	1,476.7
Beneficial Interest Obtained in Exchange for Proceeds	(155.9)	(345.5)
Other, Net	(4.6)	(6.9)
Net Cash (Used in) Provided by Investing Activities	(224.3)	689.1

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of Common Stock	(128.8)	(119.1)
Payments on Debt	(36.5)	(152.4)
Proceeds from Issuance of Debt	300.0	—
Borrowings under Revolving Credit Facilities	2,497.5	1,876.9
Payments on Revolving Credit Facilities	(2,865.1)	(1,787.5)
Debt Issuance Costs	(5.0)	(7.9)
Repurchase of Common Stock related to Share-Based Payments	(4.1)	(4.3)
Dividends and Distributions Paid to GPIP Partner	(112.7)	(111.0)
Other, Net	(6.1)	(5.4)
Net Cash Used In Financing Activities	(360.8)	(310.7)
Effect of Exchange Rate Changes on Cash	1.7	(1.5)
Net Increase in Cash and Cash Equivalents	82.4	3.1
Cash and Cash Equivalents at Beginning of Year	70.5	67.4
CASH AND CASH EQUIVALENTS AT END OF YEAR	$152.9	$70.5

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures

The tables below set forth the calculation of the Company's earnings before interest expense, income tax expense, equity income of unconsolidated entities, depreciation and amortization, including pension amortization (“EBITDA”), Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow, Net Leverage Ratio and Total Net Debt. Adjusted EBITDA and Adjusted Net Income exclude charges (income) associated with: the Company's business combinations, facility shutdowns, extended mill outage, sale of assets and other special charges. The Company's management believes that the presentation of EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow, and Net Leverage Ratio provides useful information to investors because these measures are regularly used by management in assessing the Company's performance. EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow, and Net Leverage Ratio are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow, and Net Leverage Ratio should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow, and Net Leverage Ratio may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2019	2018	2019	2018
Net Income Attributable to Graphic Packaging Holding Company	$33.0	$47.5	$206.8	$221.1
Add (Subtract):
Net Income Attributable to Noncontrolling Interest	10.9	15.8	71.3	72.9
Income Tax Expense	15.4	13.3	76.3	54.7
Equity Income of Unconsolidated Entity	0.1	(0.2)	(0.4)	(1.2)
Interest Expense, Net	34.2	33.6	140.6	123.7
Depreciation and Amortization	112.0	100.6	457.4	436.9
EBITDA	205.6	210.6	952.0	908.1
Gain on Sale of Assets	—	—	—	(38.6)
Charges Associated with Business Combinations and Shutdown and Other Special Charges (a)	14.0	7.9	38.7	70.0
Pension Plan Settlement Charge (b)	39.2	—	39.2	—
Extended Augusta Mill Outage	—	29.6	—	29.6
Loss on Modification or Extinguishment of Debt	—	—	—	1.9
Adjusted EBITDA	$258.8	$248.1	$1,029.9	$971.0

Adjusted EBITDA Margin (Adjusted EBITDA/Net Sales)	17.0%	16.4%	16.7%	16.1%

Net Income Attributable to Graphic Packaging Holding Company	$33.0	$47.5	$206.8	$221.1
Gain on Sale of Assets	—	—	—	(38.6)
Charges Associated with Business Combinations and Shutdown and Other Special Charges (a)	14.0	7.9	38.7	70.0
Pension Plan Settlement Charge (b)	39.2	—	39.2	—
Accelerated Depreciation Related to Exit Activities	4.7	—	4.7	—
Extended Augusta Mill Outage	—	29.6	—	29.6
Loss on Modification or Extinguishment of Debt	—	—	—	1.9
Tax Impact of Gain on Sale of Assets, Extended Augusta Mill Outage, Business Combinations, Shutdown and Other Special Charges, Pension Plan Settlement, Accelerated Depreciation and Loss on Modification or Extinguishment of Debt	(11.4)	(7.9)	(16.2)	(13.5)
Tax Reform	—	—	—	(10.9)
Noncontrolling Interest, Net of Tax	(12.5)	(7.7)	(17.5)	(8.3)
Adjusted Net Income Attributable to Graphic Packaging Holding Company	$67.0	$69.4	$255.7	$251.3

Adjusted Earnings Per Share - Basic	$0.23	$0.23	$0.87	$0.81
Adjusted Earnings Per Share - Diluted	$0.23	$0.23	$0.87	$0.81

(a) For the three months ended December 31, 2019 and December 31, 2018, $0.4 million and $0.5 million, respectively, is recorded in costs of sales for inventory valuation adjustments related to business combinations. For the twelve months ended December 31, 2019 and December 31, 2018, $0.8 million and $16.5 million, respectively, is recorded in costs of sales for inventory valuation adjustments related to business combinations.
(b) For the three months and twelve months ended December 31, 2019, $39.2 million is recorded in nonoperating pension and postretirement benefit (expense) income.

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)

	Twelve Months Ended
	December 31,	December 31,	December 31,
In millions	2019	2018	2017
Net Income	$206.8	$221.1	$300.2
Add (Subtract):
Net Income Attributable to Noncontrolling Interest	71.3	72.9	—
Income Tax Expense (Benefit)	76.3	54.7	(45.5)
Equity Income of Unconsolidated Entity	(0.4)	(1.2)	(1.7)
Interest Expense, Net	140.6	123.7	89.7
Depreciation and Amortization	457.4	436.9	337.3
EBITDA	952.0	908.1	680.0
Charges Associated with Business Combinations and Shutdown and Other Special Charges	38.7	70.0	35.9
Pension Plan Settlement Charge	39.2	—	—
Extended Augusta Mill Outage	—	29.6	—
Gain on Sale of Assets, Net	—	(38.6)	(3.7)
Loss on Modification or Extinguishment of Debt	—	1.9	—
Adjusted EBITDA	1,029.9	971.0	712.2

	December 31,	December 31,	December 31,
Calculation of Net Debt:	2019	2018	2017
Short-Term Debt and Current Portion of Long-Term Debt	$50.4	$52.0	$61.3
Long-Term Debt(a)	2,822.4	2,915.7	2,225.7
Less:
Cash and Cash Equivalents	(152.9)	(70.5)	(67.4)
Total Net Debt	$2,719.9	$2,897.2	$2,219.6

Net Leverage Ratio (Total Net Debt/Adjusted EBITDA)	2.64	2.98	3.12

(a) Excludes unamortized deferred debt issue costs.

	Twelve Months Ended
	December 31,
In millions	2019	2018
Net Cash Provided by (Used in) Operating Activities	$665.8	$(373.8)
Net Cash Receipts from Receivables Sold included in Investing Activities	187.7	1,131.2
Cash Payments Associated with Business Combinations and Shutdown and Other Special Charges	26.9	57.1
Adjusted Net Cash Provided by Operating Activities	$880.4	$814.5
Capital Spending	(352.9)	(395.2)
Proceeds from Sale of Assets	—	49.4
Adjusted Cash Flow	$527.5	$468.7

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2019

Net Tons Sold (000's)	943.4	965.9	992.9	940.7
2018

Net Tons Sold (000's)	962.6	961.1	968.1	916.8